UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐Definitive Proxy Statement

☒Definitive Additional Materials

☐Soliciting Material under §240.14a-12

TIVITY HEALTH, INC.

(Name of registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

701 Cool Springs Boulevard

Franklin, Tennessee, 37067

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2022

June 16, 2022

These definitive additional materials amend and supplement the definitive proxy statement dated May 24, 2022 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about May 27, 2022, by Tivity Health, Inc., a Delaware corporation (“Tivity Health”), for the special meeting of stockholders of Tivity Health to be held at Tivity Health’s headquarters located at 701 Cool Springs Boulevard, Franklin, Tennessee, 37067, at 9:00 a.m., Central Time (such meeting, including any adjournment or postponement thereof, the “Special Meeting”).

As previously disclosed, on April 5, 2022, Tivity Health entered into the Agreement and Plan of Merger (the “Merger Agreement”), by and among Tivity Health, Tivity Health OpCo Parent, Inc. (f/k/a Titan-Atlas Parent, Inc.) (“Parent”) and Titan-Atlas Merger Sub, Inc., a direct, wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Tivity Health (the “Merger”) effective as of the effective time of the Merger (the “Effective Time”). As a result of the Merger, Merger Sub will cease to exist, and Tivity Health will survive the Merger as a wholly-owned subsidiary of Parent. Tivity Health stockholders will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger and a proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.

Tivity Health’s board of directors unanimously recommends that Tivity Health’s stockholders vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Tivity Health to its named executive officers in connection with the Merger and contemplated by the Merger Agreement, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have questions about submitting a proxy card or otherwise require assistance, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 750-0854 (TOLL-FREE from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of June 16, 2022 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

The supplemental disclosures set forth below should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety, along with periodic reports and other information Tivity Health files with the SEC. To the extent that information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. All page references are to pages in the Definitive Proxy Statement, and any defined terms used but not defined herein shall have the meanings set forth in the Definitive Proxy Statement.

As previously disclosed in the Definitive Proxy Statement, after the execution of the Merger Agreement, purported stockholders of Tivity Health filed the following actions against Tivity Health and each member of the Board:

•	Stein v. Tivity Health, Inc., et al., Case No. 1:22-cv-03832, filed on May 11, 2022 in the United States District Court for the Southern District of New York (the “Stein Complaint”); and
•	Hopkins v. Tivity Health, Inc., et al., Case No. 1:22-cv-02992, filed on May 20, 2022 in the United States District Court for the Eastern District of New York (the “Hopkins Complaint”).

Following the filing of the Definitive Proxy Statement, purported stockholders of Tivity Health filed the following additional actions against Tivity Health and each member of the Board:

•	Waterman v. Tivity Health, Inc., et al., Case No. 1:22-cv-03140, filed on May 26, 2022 in the United States District Court for the Eastern District of New York (the “Waterman Complaint”);
•	Wilson v. Tivity Health, Inc., et al., Case No. 1:22-cv-00717-UNA, filed on June 1, 2022 in the United States District Court for the District of Delaware (the “Wilson Complaint”); and
•

Smith v. Tivity Health, Inc., et al., Case No. 1:22-cv-04665, filed on June 3, 2022 in the United States District Court for the Southern District of New York (the “Smith Complaint” and, collectively with the Stein Complaint, the Hopkins Complaint, the Waterman Complaint, and the Wilson Complaint, the “Complaints”).

In addition, on June 2, 2022 and June 3, 2022, Tivity Health received two further demand letters from purported stockholders alleging that there were material disclosure deficiencies in the Definitive Proxy Statement (collectively, the “Demands”).

The Complaints and the Demands allege, among other things, that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder. Specifically, the Complaints and the Demands allege that the preliminary proxy statement filed by Tivity Health with the SEC on May 10, 2022 in connection with the Merger or the Definitive Proxy Statement, as applicable, contains materially incomplete and misleading information concerning Tivity Health’s financial projections and the financial analyses conducted by Lazard Frères & Co. LLC (“Lazard”) in support of its fairness opinion; the scope and terms of certain “standstill” provisions contained in the non-disclosure agreements entered into between Tivity Health and potential bidders in connection with a potential strategic transaction involving Tivity Health; and potential conflicts of interests of certain insiders of Tivity Health. The relief sought in the Complaints and the Demands includes enjoining the consummation and closing of the Merger unless and until the defendants disclose certain allegedly material information; rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof; granting rescissory damages; directing the defendants to account for all alleged damages suffered as a result of the defendants’ alleged wrongdoing; and awarding the plaintiffs’ costs and disbursements, including reasonable attorneys’ fees and expenses. Tivity Health believes that the Complaints and the Demands are without merit and believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law. However, to minimize the expense and distraction of defending any proceedings relating to the Complaints and the Demands, Tivity Health wishes to voluntarily make the supplemental disclosures related to the Merger set forth below. Nothing in this supplement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

The final paragraph beginning on page 35 of the Definitive Proxy Statement under the heading “The Merger – Background of the Merger” is hereby replaced with the below (the supplemental text is bolded and underlined):

On January 10, 2022, representatives of Lazard began contacting potential counterparties discussed with the Board at its December 22, 2021 meeting to gauge those parties’ interest in an acquisition of Tivity Health. These contacts and subsequent discussions took place over a period of several weeks, and ultimately 31 parties including Stone Point Capital (comprised of 28 financial sponsors and three strategic parties) were contacted by representatives of Lazard, at the direction of the Board. Following Lazard’s outreach to the three potential strategic acquirers that had been identified and discussed with the Board (“Strategic Party A, B, and C”), Strategic Party A requested the form of nondisclosure agreement, which Lazard conveyed to Strategic Party A. Both Strategic Party B and Strategic Party C declined to enter into a nondisclosure agreement and notified Lazard of their intention not to pursue a transaction with Tivity Health on February 4, 2022 and January 29, 2022, respectively. In summary, of the 31 parties contacted including Stone Point Capital, 21 parties (comprised of 20 financial sponsors and one strategic party) entered into non-disclosure agreements with Tivity Health containing customary standstill provisions and received initial information, including a confidential information memorandum that contained Tivity Health’s long-range forecast. These non-disclosure agreements also contained a customary provision restricting the counterparties from publicly requesting that Tivity Health amend, waive or terminate the standstill provisions included therein, but did not, and do not, prohibit confidential requests or proposals at any time by any party. Each party executing a non-disclosure agreement was granted access to Tivity Health’s virtual data room promptly after execution. Of the 21 parties that entered into non-disclosure agreements, 15 parties (comprised of 14 financial sponsors and one strategic party) held limited meetings with management to review the information and ask questions about Tivity Health’s business, financial performance and strategy. These contacts were conducted pursuant to a process letter authorized by Tivity Health and circulated by representatives of Lazard to all interested parties, including Stone Point Capital, noting, among other things, the Board’s expectation that each interested party should submit a written indication of interest to Tivity Health by February 14, 2022 in order to remain in consideration and be allowed to continue in the process, if the Board should determine to allow them to do so following review of such party’s indication of interest.

The first full paragraph on page 41 of the Definitive Proxy Statement under the heading “The Merger – Background of the Merger” is hereby replaced with the below (the supplemental text is bolded and underlined):

Following the April 5 Meeting, the parties finalized and executed the Merger Agreement and the schedules thereto and received executed final copies of the limited guarantee, the Equity Commitment Letter and the Debt Commitment Letter. At the time of the execution of the Merger Agreement, none of Tivity Health’s executive officers or non-employee directors had held any discussions or entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity plans or arrangements of, Stone Point Capital or one or more of its affiliates. Prior to or following the closing of the Merger, however, some or all of Tivity Health’s executive officers and non-employee directors may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the Surviving Corporation).

The last sentence in the first paragraph under the heading “The Merger – Opinion of Tivity Health’s Financial Advisor – Financial Analyses – Discounted Cash Flow Analysis” on page 49 of the Definitive Proxy Statement is hereby replaced with the below (the supplemental text is bolded and underlined):

Based on this range of implied enterprise values and Tivity Health’s forecasted net debt of $283 million as of March 31, 2022 (calculated as total debt less cash and cash equivalents and less the value of Tivity Health’s equity stake in Sharecare, Inc.), this analysis indicated a range of implied equity values per share of Tivity Health Common Stock of $26.95 to $33.90 (rounded to the nearest $0.05) compared to the Transaction Consideration of $32.50 per share of Tivity Health Common Stock.

The first paragraph and the table thereunder under the heading “The Merger – Opinion of Tivity Health’s Financial Advisor – Financial Analyses – Selected Public Company Trading Analysis” on page 49 of the Definitive Proxy Statement is hereby replaced with the below (the supplemental text is bolded and underlined):

Using public filings and other publicly available information, Lazard compared certain financial information of Tivity Health to corresponding financial information for selected publicly traded companies that, based on Lazard’s professional judgment and experience, Lazard considered generally relevant for purposes of analysis. The selected companies used in this analysis were as follows:

Company	EV / 2022E EBITDA*	EV/ 2022E EBITDA*	2022E P/E*	2023E P/E*
Payor Services
ModivCare Inc.	14.7x	12.8x	17.6x	13.8x
MultiPlan Corporation	9.0x	8.5x	NM	21.0x
Signify Health, Inc.	16.0x	12.7x	NM	NM
Tech-Enabled Services
Allscripts Healthcare Solutions, Inc.	10.7x	10.2x	21.5x	20.2x
Convey Health Solutions Holdings, Inc.	7.8x	6.7x	20.3x	14.2x
Nextgen Healthcare, Inc.	13.0x	12.2x	27.3x	21.3x
Premier, Inc.	8.8x	8.3x	13.6x	12.6x
Sharecare, Inc.	20.2x	10.7x	NM	NM
eBrokers
eHealth, Inc.	NM	NM	NM	NM
GoHealth, Inc.	10.8x	8.1x	NM	NM
SelectQuote, Inc.	NM	12.7x	NM	NM

* EV/EBITDA multiples greater than 25.0x noted as NM. P/E multiples greater than 27.5x noted as NM.

The paragraph under the heading “The Merger – Opinion of Tivity Health’s Financial Advisor– Financial Analyses – Equity Research Analyst Price Targets” on page 53 of the Definitive Proxy Statement is hereby replaced with the below (the supplemental text is bolded and underlined):

Lazard reviewed selected public market trading price targets for the shares of Tivity Health Common Stock prepared and published by equity research analysts that were publicly available as of April 4, 2022. The range of selected equity research analyst price targets per share of Tivity Health Common Stock was $27.00 to $35.00. The selected Wall Street equity research analysts consisted of Barrington Research (estimates reported on February 25, 2022), Credit Suisse (estimates reported on March 10, 2022), Truist Bank (estimates reported on February 28, 2022) and Piper Sandler (estimates reported on February 25, 2022). Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Tivity Health Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Tivity Health and future general industry and market conditions.

The first paragraph and the table thereunder under the heading “The Merger – Projections Prepared by Tivity Health’s Management” on page 56 of the Definitive Proxy Statement is hereby replaced with the below (the supplemental text is bolded and underlined):

The following table presents a summary of the Tivity Health Projections:

	Forecast						Extrapolations
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
	(dollars in millions)
Revenue	$587	$727	$846	$952	$1,062	$1,124	$1,205	$1,280	$1,347	$1,403	$1,448
Income from continuing operations	$88	$98	$116	$126	$138	$146
(+) Income tax expense	$34	$38	$45	$49	$54	$57
(+) Interest expense	$27	$25	$20	$19	$19	$18
(+) Depreciation expense	$14	$20	$17	$25	$31	$34
(+) Acquisition, integration, and transition costs	$2	$2	$2	$—	$—	$—
Adjusted EBITDA(1)	$165	$183	$201	$219	$241	$255	$273	$290	$305	$318	$328
Adjusted EBITDA as % of Revenue	28%	25%	24%	23%	23%	23%	23%	23%	23%	23%	23%
Net cash flows provided by operating activities	$119	$128	$142	$158	$175	$189
(-) Acquisition of property and equipment	($17)	($26)	($30)	($33)	($37)	($39)
(+) Tax impact of net operating loss	$6	$7	$5	$—	$—	$—
Unlevered FCF(2)	$108	$110	$117	$125	$138	$149	$160	$170	$179	$186	$192
Year-over-year growth in Unlevered FCF	N/A	2%	7%	7%	10%	8%	7%	6%	5%	4%	3%

(1)

Adjusted EBITDA defined as earnings before interest, taxes, depreciation and amortization, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate. Figures may not add due to rounding. Adjusted EBITDA was extrapolated for 2028E through 2032E on the basis of an estimated margin of 23% of Revenue.

(2)

Includes cash impact of net operating losses. Tivity Health’s financial advisor calculated unlevered free cash flows based on Tivity Health’s Projections and such unlevered free cash flows were reviewed and approved by Tivity Health for the financial advisor’s use in connection with the Merger. Figures may not add due to rounding. Unlevered FCF was extrapolated for 2028E, 2029E, 2030E, 2031E, and 2032E using an approximate year-over-year growth rate of 7%, 6%, 5%, 4%, and 3%, respectively.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, Tivity Health. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed Merger may not be completed in a timely manner or at all, which may adversely affect Tivity Health’s business and the price of Tivity Health’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by Tivity Health’s stockholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Tivity Health to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on Tivity Health’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts Tivity Health’s current plans and operations; (vi) Tivity Health’s ability to retain and hire key personnel in light of the proposed transaction; (vii) risks related to diverting management’s attention from Tivity Health’s ongoing business operations; (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) the ability of Stone Point Capital to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger; (x) litigation relating to the Merger that has been instituted, and potential additional litigation that could be instituted against Stone Point Capital, Tivity Health or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing; (xii) certain restrictions during the pendency of the Merger that may impact Tivity Health’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; and (xiv) other risks described in Tivity Health’s filings with the Securities and Exchange Commission (“SEC”), such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Tivity Health’s Annual Report on Form 10-K filed with the SEC on February 25, 2022, as amended by Amendment No. 1 to Annual Report on Form 10-K filed with the SEC on April 29, 2022, Tivity Health’s Quarterly Report on Form 10-Q filed with the SEC on May 5, 2022, and subsequent filings. While the list of risks and uncertainties presented here is considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or Tivity Health’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. Tivity Health undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find it

On May 24, 2022, in connection with the Merger, Tivity Health filed a definitive proxy statement on Schedule 14A and form of proxy card with the SEC. On or about May 27, 2022, Tivity Health mailed the definitive proxy statement and form of proxy card to stockholders of Tivity Health entitled to vote at the special meeting relating to the Merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, COMPANY STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders will be able to obtain the documents (when they become available) free of charge at the SEC’s website, http://www.sec.gov. In addition, stockholders may obtain free copies of the documents (when they become available) on Tivity Health’s website, www.tivityhealth.com, under the heading “Investors.”

Participants in the Solicitation

Tivity Health and certain of its respective directors, executive officers and other employees, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Tivity Health’s stockholders in connection with the Merger. Additional information regarding the identities of those participants and other persons who may be deemed participants in the Merger and their respective direct and indirect interests in the Merger, by security holdings or otherwise, are included in the definitive proxy statement and other materials to be filed with the SEC in connection with the Merger. Free copies of these documents may be obtained as described in the preceding paragraph.